EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Amendment No.1)
(Form Type)

MONROE CAPITAL INCOME PLUS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation(1)	Fee Rate(2)	Amount of Filing Fee
Fees to Be Paid	$94,023,110	0.00015310	$14,394.94
Fees Previously Paid	-	-	-
Total Transaction Valuation	$94,023,110	-	-
Total Fees Due for Filing			$14,394.94
Total Fees Previously Paid			-
Total Fee Offsets			$9,597.94(3)
Net Fee Due			$4,797.00

(1)Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 9,049,385 shares of common stock, par value $0.001 per share, of Monroe Capital Income Plus Corporation at a price equal to $10.39 per share, which represents the Registrant’s net asset value as of September 30, 2024.

(2)The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, equals 0.00015310% of the value of the transaction.

(3)The Registrant paid a filing fee of $7,814.05 in connection with the Registrant’s Schedule TO-I filed on May 29, 2024, as amended on June 28, 2024 (File No. 005-90791), of which $7,220.39 remained unutilized and was used to partially offset the filing fee of $14,394.94 in relation to this filing. Additionally, the Registrant paid a filing fee of $2,377.55 in connection with the Registrant’s Schedule TO-I filed on August 29,2024 (File No. 005-90791), of which the full amount remained unutilized and was also used to partially offset the filing fee of $14,394.94 in relation to this filing.

EX-FILING FEES

Table 2 - Fee Offset Claims and Sources(1)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Monroe Capital Income Plus Corporation	SC TO-I	005-90791	May 29, 2024		$7,220.39
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791	August 29, 2024		$2,377.55
Fee Offset Source	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		May 29, 2024		$7,220.39
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		August 29, 2024		$2,377.55

(1)This amended fee exhibit supplements and amends the fee exhibit filed with the Registrant’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 27, 2024, due to the EDGAR filing system error that occurred on the filing date hindering the Registrant’s ability to allocate the offset to the appropriate filing source. The Registrant is not claiming any additional offset in connection with the initial filing.